Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2012 Stock Incentive Plan of OvaScience, Inc., the non-qualified stock option agreement between Jeffrey E. Young and OvaScience, Inc. dated September 17, 2014, and the non-qualified stock option agreement between David P. Harding and OvaScience, Inc. dated December 9, 2014, of our report dated March 16, 2015, with respect to the consolidated financial statements included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 16, 2015